Exhibit 8.1

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

www.ropesgray.com

January 8, 2024

Invesco Galaxy Bitcoin ETF

c/o Invesco Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Re:	Invesco Galaxy Bitcoin ETF

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Invesco Capital Management LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (Registration No. 333-255175), as amended through the date hereof (the “Registration Statement”), including the preliminary prospectus of the Registration Statement (the “Prospectus”). The Registration Statement relates to the proposed issuance by the Invesco Galaxy Bitcoin ETF, an investment trust formed on April 5, 2021 under Delaware law, and governed by the Amended and Restated Declaration of Trust and Trust Agreement between the Company, as Sponsor, and Delaware Trust Company, as Trustee (the “Trust Agreement”) of shares representing units of fractional undivided beneficial interest in and ownership of such Trust (the “Shares”). Capitalized terms not defined herein are used herein as defined in the Registration Statement.

We have examined the Registration Statement, the Trust Agreement and originals or copies, certified or otherwise identified to our satisfaction, of all such records, agreements, certificates, statements of corporate officers and other representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinions expressed herein. In such examination we have assumed the genuineness of the signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity with the corresponding originals of all documents submitted to us as copies and that such documents have not been subsequently amended. We have also assumed the due execution, delivery, and enforceability of the documents examined by us. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We have further assumed that all representations and statements set forth in such documents are true and correct without qualification; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

In rendering this opinion, we have relied upon and have assumed, with your permission, that the information presented in the Registration Statement accurately and completely describes all material facts, and that the Trust will operate in the manner discussed in the Trust Agreement, other organizational documents and the Prospectus.

Based on and subject to the foregoing and subject to the final paragraphs hereof, (i) we are of the opinion that once the Trust commences the issuance of Shares, the Trust should be classified as a “grantor trust” for U.S. federal income tax purposes and (ii) although the discussion set forth under the caption “United States Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Shares, such discussion, to the extent it describes conclusions as to U.S. federal income tax law and subject to the limitations and qualifications described therein, expresses our opinion as to material United States federal income tax consequences under currently applicable law of the purchase, ownership and disposition of Shares by a Shareholder.

No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) as to the subject matter of this opinion and there can be no assurance that the IRS will not take a different position than those expressed herein or that any such position would not be sustained by a court of law. Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as they are in effect and exist at the date of this opinion. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time. Such change may be retroactively applied and could result in United States federal income tax consequences different than those described above.

Further, the opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Company.

Other than as expressly stated above, we express no opinion on any issue relating to the Trust or any investment therein. We disclaim any obligation to notify you or any other person after the date hereof if any change in fact or law should change our opinion with respect to any matters set forth herein.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and the reference to this opinion and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Respectfully submitted,

/s/ Ropes & Gray LLP

Ropes & Gray LLP